Exhibit 10.2


                                REINSURANCE SLIP

COMPANY: Penn Treaty Network America Insurance Company ("PTNAIC") and American Network Insurance Company ("ANIC") (each a "Company", and collectively, the "Companies"), as subsidiaries of Penn Treaty American Corporation ("PTAC").

REINSURER:         Centre Solutions (Bermuda) Limited ("Reinsurer").

EFFECTIVE
DATE:              December 31, 2001.

CLOSING DATE:      February 19, 2002

SUBJECT
BUSINESS:          All policies of individual Long Term Care insurance
                   underwritten by or on behalf of the Companies, in force at the Effective Date and identified in the attached Appendix A
                   (each a "Policy", collectively, the "Policies").

TERRITORY:         The  territorial  limits of this Agreement shall be identical with those of the Subject Business.

COVERAGE:          Subject  to  the  terms,   conditions   and  limits  of  this
                   Agreement,   the  Reinsurer   shall  indemnify  each  of  the
                   Companies severally, for all Ultimate Net Loss actually paid on Subject Business by the respective Company on or after the Effective Date. In no event shall the Reinsurer pay more than the Reinsurer's Aggregate Limit of Liability (as defined herein).

REINSURANCE
PREMIUMS:          1.    Reinsurance Premiums shall be paid by the Companies to
                         to the Reinsurer as follows:

                    (a) on the Closing Date, an initial premium of $601,578,667 ("Initial Premium") in cash and Qualified Securities (hereinafter defined), valued at amortised cost as of the Effective Date, such that the cash and the Accepted Market Value of Qualified Securities as of the Effective Date shall be no less than $619,529,327; and

                    (b) on and after the Closing Date, all Net Premiums received on or after the Effective Date (or deemed received in the case of waived premiums) by the Companies in connection with the Subject Business, to be paid as and when received by the Companies except that the Net Premiums received prior to the Closing Date shall be paid on the Closing Date.

                    2. If, following the payment by the Companies of the Initial Premium, the statutory surplus of the PTNAIC would be reduced below $20 million as indicated by the statutory financial statement filed by the PTNAIC in its state of domicile as of December 31, 2001, then

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                    (a)  the calculation of Initial Premium shall be reduced by a Premium Adjustment (defined herein), and

                    (b)  if the Premium Adjustment is greater than the excess of
                         (i) the Accepted Market Value less the amortised cost of the Qualified Securities as measured at the Effective Date, minus (ii) $17,950,660, or if the Accepted Market Value less the amortised cost of the Qualified Securities as measured at the Effective Date is less than $17,950,660, a corresponding adjustment as determined by the Reinsurer to any or all of the terms of this Reinsurance Slip may be effected by the Reinsurer, in its sole discretion, including without limitation, an adjustment to the Reinsurer's Charge or the Reinsurer's Aggregate Limit of Liability, in order to restore the Reinsurer to the equivalent economic and risk position as if the Premium Adjustment had not been made, and

                    (c) the "Premium Adjustment" shall be that amount which, if deducted from the Initial Premium, causes the statutory surplus of PTNAIC to be $20 million as indicated by the statutory financial statement appropriately prepared and filed by the PTNAIC in its state of domicile as of December 31, 2001.

INTEREST
ADJUSTMENT:        In addition to the payment of Reinsurance Premiums, on the
                   Closing Date, interest shall be paid by the Companies to the Reinsurer for the period from the Effective Date through the Closing Date at an annualised rate of 6% on the total sum of the Initial Premium payable less that amount retained in the FWA as of the Effective Date.

FUNDS WITHHELD
ACCOUNT: The Companies collectively, shall retain from the Initial Premium payable to the Reinsurer the total sum of $56,000,000 of the Initial Premium and shall hold such amount on a "Funds Withheld" basis in a funds withheld account ("FWA") as security in accordance with the provision hereunder relating to Security, subject further to the right to set off in accordance with the provision hereunder relating to Offset. The Companies must reduce the amount retained in such FWA by remitting to the Reinsurer, in cash, within fifteen (15) business days of the dates indicated below, the following portions of the balance in the FWA at each date:

                              December 31, 2003 1/6
                              December 31, 2004 1/5
                              December 31, 2005 1/4
                              December 31, 2006 1/3
                              December 31, 2007 1/2
                              December 31, 2008 100%

                   Notwithstanding the foregoing, the Reinsurer reserves the right at any time and for any reason to terminate the FWA and to demand that the Companies remit the balance in the FWA by giving PTNAIC at least fifteen (15) business days prior written notice (notice under this provision to PTNAIC shall constitute notice to both Companies). In such event, the Companies shall immediately release such security and transfer the amount in the FWA to the Reinsurer on the fifteenth day following delivery of such demand from the Reinsurer.

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

                   For so long as the FWA is maintained, the Companies, upon written request of the Reinsurer, shall offset Ultimate Net Loss payable by the Reinsurer under this Agreement from the positive balance of funds maintained in the FWA. The Reinsurer shall be under no obligation to reimburse either Company, any successor in interest or statutory receiver, liquidator, rehabilitator (or the like) for any Ultimate Net Loss as long as there is a positive balance in the FWA.

                   The FWA shall accrue interest at a rate calculated as follows:

                    (i) If the FWA is less than or equal to the amount of Penn Treaty COLI Investments (hereinafter defined), the rate of interest shall be equal to the greater of (a) the actual rate of return on the Penn Treaty COLI Investments or (b) a rate equal to ratio of the Experience Account Investment Income divided by the average daily balance in the Experience Account used to calculate such credit.

                    (ii) If the FWA is greater than the amount of Penn Treaty
                         COLI Investments, the rate of interest on the balance of the Penn Treaty COLI Investments shall be as calculated in the immediately preceding paragraph (i), and the rate of interest on the excess of the FWA over the amount of Penn Treaty COLI Investments shall be as calculated in the immediately preceding paragraph
                         (i)(b).

REINSURANCE
ALLOWANCE:         1.    The   Reinsurer   shall  pay  to  the   Companies  a
                         Reinsurance Allowance each year equal to the sum of:

                    (a) 17.15% of Net Premiums received by the Reinsurer during that year (provided however, should either Company file and implement any premium rate increases on the Subject Business after the Effective Date the amount of Net Premium for each Policy for the purpose of this clause
                         (a) only, shall be equal to the Net Premium had no premium rate increase taken effect), plus

                    (b) 2.5% of Net Premiums received by the Reinsurer during that year, plus

                    (c)  3.5% of:

                         (i)  Ultimate Net Loss paid in the year, plus

                         (ii) the statutory claim reserve as indicated by the
                              statutory financial statement filed by the Company in its state of domicile at the end of that year, minus

                         (iii)the statutory claim reserve as indicated by the
                              statutory financial statement filed by the Company in its state of domicile at the beginning of that year.

                    2. In addition, in each of calendar years 2002 and 2003 a fixed amount of $2,000,000 per year, shall be added to the total Reinsurance Allowance payable to the Companies, and a fixed amount of $1,200,000 per year in each of calendar years 2004, 2005, 2006, and 2007, shall be subtracted from the total Reinsurance Allowance payable to the Companies.

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

                    3.   The amount calculated for the calendar year 2002 under
                         (a) above shall be increased by an amount equal to the excess of the actual commission paid by either Company to its producers on Subject Business in 2002 over 12.4% of Net Premiums for 2002.

                    4. If the amount of Reinsurance Allowance calculated by the above formula for any calendar year after 2002 is greater than 25% of Net Premiums received by the Reinsurer, the amount of the Reinsurance Allowance for that calendar year shall be capped at a maximum of 25% of Net Premiums. For the avoidance of any doubt, there shall be no carryforward or carryback of any Reinsurance Allowance capped as a result of the foregoing limitation.

                    5. To the extent that Reinsurer exercises any of its rights under paragraph 2 of the Claims Handling Covenant and incurs any fees, costs and expenses in connection therewith, such fees, costs or expenses shall be deducted from the Reinsurance Allowance.

EXPERIENCE
ACCOUNT: A notional "Experience Account" shall be created by the Reinsurer as at the Effective Date of this Agreement and shall be maintained by the Reinsurer until all obligations of the Reinsurer hereunder have been satisfied or discharged in full.

                   The balance of the Experience Account shall be calculated by the Reinsurer and as of any date shall be equal to:

                    (a) 100% of the Initial Premium received by the Reinsurer, valued at Accepted Market Value at the Effective Date, plus

                    (b) 100% of Net Subject Premiums received by the Reinsurer on or after the Effective Date, less

                    (c) 100% of cumulative Ultimate Net Loss paid or payable by the Reinsurer, less

                    (d)  100% of the Reinsurer's Charges, less

                    (e) 100% of any brokerage payments made by the Reinsurer, not to exceed $50,000 per annum for the first six years of the Agreement, plus

                    (f)  the cumulative Experience Account Investment Income.

REINSURER'S
CHARGE: The Reinsurer shall deduct an annual Reinsurer's Charge from the Experience Account in quarterly instalments, on each January 1st, April 1st, July 1st, and October 1st, in respect of each calendar year until the Reinsurer's obligations hereunder have been extinguished. The Reinsurer's Charge for any calendar year shall be calculated as the sum of the following:

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

                    (a)  a Base Fee according to the following schedule:

                        (1)     $2,800,000, payable in each of the first seven
                                (7) calendar years, then
                        (2) $3,360,000, payable in each of the next two (2) calendar years, then
                        (3) $4,032,000, payable in each of the next two (2) calendar years, then
                        (4) $5,376,000, payable in each calendar year thereafter; plus

                    (b) a Reserve Charge, being a percentage of the statutory reserves ceded to the Reinsurer hereunder, included in the statutory financial statement appropriately prepared and filed by the Companies in their state of domicile at the end of the immediately preceding calendar year, according to the following schedule:

                        (1) 0.400%, payable in each of the first seven (7) calendar years, then
                        (2) 0.480%, payable in each of the next two (2) calendar years, then
                        (3) 0.600%, payable in each of the next two (2) calendar years, then
                        (4)     0.800%, payable in each calendar year
                                thereafter; plus

                    (c) a Capital Charge, being a percentage of the Notional Capital Amount at the end of the immediately preceding calendar year, according to the following schedule:

                        (1)     2.400%, payable in each of the first seven (7)
                              calendar years, then
                        (2)     2.800%, payable in each of the next two (2)
                              calendar years, then
                        (3) 3.200%, payable in each of the next two (2) calendar years, then
                        (4)     4.000%, payable in each calendar year
                                thereafter; plus

                    (d)  a Contract Maintenance Fee of $375,000; plus

                    (e) actual costs incurred by the Reinsurer in respect of the Security.

                   Calendar year 2001 shall be deemed to be the "first" year hereunder and the Reinsurer's Charge for the "first" and "second" calendar years shall be deducted quarterly in 2002 (except that the January 1, 2002 deduction shall be deducted as of the Closing Date). For the "first" year only, the Base Fee, Reserve Charge, Capital Charge, and Contract Maintenance Fee shall be 50% of the amounts specified in (a) through (d) above, and shall be based upon statutory reserves and Notional Capital Amount as at December 31, 2001.

NOTIONAL CAPITAL
AMOUNT: The "Notional Capital Amount" at any point in time shall be calculated as 200% of the sum of:

                    (a) 2.0% of the total statutory reserves ceded to the Reinsurer hereunder, included in the statutory financial statements appropriately prepared and filed by the Companies in their state of domicile at the date of calculation, plus

                    (b) 5.0% of the statutory claim reserves ceded to the Reinsurer hereunder, included in the statutory financial statements appropriately prepared and filed by the Companies in their state of domicile at the date of calculation, plus

                    (c) 25.0% of the first $50 million of Net Premium in the preceding twelve (12) months, plus

                    (d) 15.0% of the excess over $50 million of Net Premium in the preceding twelve (12) months.

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

LIMIT ACCOUNT:     A notional "Limit Account" shall be calculated by the
                   Reinsurer as at the Effective Date of this Agreement and maintained until all obligations of the Reinsurer hereunder have been satisfied or discharged in full as follows:

                   The Limit Account balance shall be calculated by the Reinsurer and as of any date shall be equal to the following:

                        Part I:     1)      ILA  (which  is  defined  below  and
                                            which  is   credited  to  the  Limit
                                            Account on the Effective Date), plus
                                    2)      the   Initial    Premium    actually
                                            received   and   retained   by   the
                                            Reinsurer, plus
                                    3)      100%  of the  Net  Subject  Premiums
                                            actually  received  and  retained by
                                            the   Reinsurer   on  or  after  the
                                            Effective Date, plus
                                    4)      the cumulative  Annual Limit Account
                                            Investment Credits;

                                             less

                        Part II:            100%  of  cumulative   Ultimate  Net
                                            Loss paid by the Reinsurer.

                   All premiums are deemed to be credited to and all Ultimate Net Losses are deemed to be debited from the Limit Account at the exact time when such premiums and Ultimate Net Losses are credited to and debited from, respectively, the Experience Account. The Annual Limit Account Investment Credit, if any, shall be credited to the Limit Account on December 31 of the year for which the credit was calculated.

INCREMENTAL
LIMIT AMOUNT:      The Incremental Limit Amount ("ILA") shall be equal to $200 million, subject however, to any reduction as a result of a failure to obtain Required Premium Rate Increases
                   (hereinafter defined).

ANNUAL LIMIT
ACCOUNT
INVESTMENT
CREDIT: The Annual Limit Account Investment Credit shall be calculated by multiplying the average daily balance (excluding the Annual Limit Account Investment Credit for that year) of the Limit Account for that year, or portion thereof, by 4.5% per annum.

REINSURER'S
AGGREGATE
LIMIT OF
LIABILITY:         Reinsurer's  Aggregate Limit of Liability under or related to this Agreement shall be equal to the amount in Part I of the Limit Account.

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

COMMUTATION:       The Companies  shall have the right to elect to commute this
                   Agreement only under the following circumstances (each a "Commutation Trigger Event"):

                    (a) within the sixty (60) day period following one of the following events:

                         (i) a change of control of either Company, including but not limited to an acquisition, amalgamation, merger or consolidation with any other entity or the sale of all or substantially all of the assets of either Company; or

                         (ii) an  Insolvency Event  with  respect  to  either
                              Company; or

                         (iii)a material breach of the Agreement by either
                              Company, including without limitation (y) breach of the Agreement's covenants, representations and/or warranties (for the avoidance of any doubt, including but not limited to, failure to comply with the Required Premium Rate Increases covenant) and (z) breach of the Reinsurer's Association provision; and

                    (b) so long as no Commutation Trigger Event enumerated in any of (a)(i-iii) above has occurred, then, with ninety
                         (90) days prior written notice to the Reinsurer, any December 31 or the next business day, beginning December 31, 2007.

                   The date within the sixty (60) day period following a Commutation Trigger Event designated by the Companies in their notice to commute, or any December 31 beginning December 31, 2007 on which the Companies have elected to commute, shall be known as the "Commutation Date".

                   The Companies' right, at their sole option, to commute this Agreement, shall be effective only upon the occurrence of the Commutation Trigger Events and at no other time. For the avoidance of any doubt, should at any time a Commutation Trigger Event enumerated in any of (a)(i-iii) above have occurred, and the Companies have not elected to commute this Agreement within the sixty (60) day period provided above, neither Company shall thereafter have any right under this Agreement to elect commutation. Further, under no circumstance shall there be any right to commute this Agreement in respect of one Company without concurrently commuting this Agreement in respect of both PTNAIC and ANIC.

                   Upon an election to commute this Agreement as provided above, the parties shall negotiate and execute definitive documentation reasonably satisfactory to the parties to effect the commutation, settlement and release of their respective obligations and liabilities and upon the execution of such documentation, the Reinsurer shall pay to the Companies the Commutation Payment (hereinafter defined). Commutation by the Companies in accordance with this Commutation provision, and payment by the Reinsurer of the Commutation Payment, if any, shall constitute a complete and final settlement and release of the Reinsurer in respect of any and all known and unknown obligations or liability of any nature to the Companies under or related to this Agreement, all as more specifically described in such negotiated definitive documentation.

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

                   In the event that this Agreement is commuted on or after December 31, 2007, the Commutation Payment shall be equal to the greater of a) $0 (zero) or b) the balance in the Experience Account as of the effective date of commutation, plus interest at a rate equal to the then current yield on the 30 day US treasury bill from the effective date of commutation to the payment date.

                   In the event that this Agreement is commuted prior to December 31, 2007, the Commutation Payment shall be equal to the greater of a) $0 (zero) or b) the balance in the Experience Account as of the effective date of commutation, plus interest at a rate equal to the then current yield on the 30 day US treasury bill from the effective date of commutation to the payment date, minus $2.5 million per quarter from the effective date of commutation up to December 31, 2007 in lieu of any Reinsurer's Charge that would have otherwise been due and payable during such time period.

                   Upon the occurrence of an Insolvency Event, the Reinsurer shall be deemed to have reserved, and hereby does not waive, any and all rights and defenses available to the Reinsurer notwithstanding this Commutation provision.

                   For purposes of determining the composition of premium refund made as Commutation Payment, in determining the components of the notional Experience Account balance, Ultimate Net Losses and the Reinsurer's Charges shall be considered to first offset the Experience Account Investment Income, followed next by the Initial Premium, and finally by the Net Premium received by the Reinsurer on or after the Effective Date (from earliest to latest year order).

CANCELLATION:      If any  Reinsurance  Premium remains unpaid fifteen (15) days
                   after  notice  is  first  provided  by  the  Reinsurer,   the
                   Reinsurer  may, at its sole option,  cancel this Agreement by
                   providing  the  Companies   written  notice  of  cancellation
                   ("Notice of Cancellation") (notice under this provision to PTNAIC shall constitute notice to both Companies). For the purposes of this Agreement, the Date of Cancellation shall be the date that the overdue premium was originally due.

                   Following the delivery of such Notice of Cancellation by the Reinsurer, this Agreement shall automatically be commuted on the sixtieth (60th) day following the Date of Cancellation, which date of commutation shall be the "Commutation Date". On the Commutation Date, the Reinsurer shall pay to the Companies a "Cancellation Payment" equal to greater of a) $0
                   (zero) or b) the balance in the Experience Account as of the Commutation Date, plus interest at a rate equal to the then current yield on the 30 day US treasury bill for the period from the Commutation Date to the payment date, minus $2.5 million per quarter from the Date of Cancellation up to December 31, 2007 in lieu of any Reinsurer's Charge that would have otherwise been due and payable during such time period. For the avoidance of any doubt, the Reinsurer shall not be liable for any Commutation Payment in the event of a Cancellation pursuant to this Cancellation provision.

                   Commutation of this Agreement in accordance with this Cancellation provision, and payment by the Reinsurer of the Cancellation Payment, if any, shall constitute a complete and final settlement and release of the Reinsurer in respect of any and all known and unknown obligations or liability of any nature to the Companies under or related to this Agreement. In furtherance of the foregoing, the parties shall negotiate and execute definitive documentation reasonably satisfactory to the parties to effect the commutation, settlement and release of their respective obligations and liabilities and upon the execution of such documentation, the Reinsurer shall pay to the Companies the Cancellation Payment.

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SECURITY:          The Reinsurer agrees to provide the Companies  security in an amount  equal  to the  reserves  reported  by the  respective
                   Companies  in  their  statutory   financial   statement,   by
                   providing for the benefit of the respective Company, any of the following forms of security: (i) a clean, irrevocable and unconditional letter of Credit ("Letter of Credit")
                   containing  such   provisions   required  by  the  applicable
                   insurance regulatory authorities issued by a mutually agreed bank (ii) securities held in a trust account for the benefit of the Companies, and/or (iii) cash and assets retained by the respective Company on a funds withheld basis (the "Funds Withheld") (or any combination thereof), of which the respective Company shall be the beneficiary which shall secure in full all liabilities of the Reinsurer to such Company under this Agreement, including all policy, premium and incurred claims reserves, with respect to this Agreement as shown on the reports required under Reports and Remittances. The relative amounts of the security posted by the Reinsurer in the form of either a Trust Fund and/or a Letter of Credit and/or on a Funds Withheld basis, shall be at the Reinsurer's absolute and sole discretion.

OFFSET: The Reinsurer on the one hand, and the Companies on the other hand, shall have, and may exercise at any time and from time to time, the right to set off any balance(s), whether on account of premiums or on account of losses or otherwise, due from the Reinsurer on the one hand to either of the Companies on the other hand, and from either Company on the one hand to the Reinsurer on the other hand, under the Agreement or under any other agreement entered into by the parties, and may set off the same against any balance(s) due or to become due to the former from the latter under the same or any other agreements between the parties. Any debts or credits, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, regardless of when they arose or were incurred, in favor of or against either the Companies on the one hand, or the Reinsurer on the other hand, with respect to this Agreement or any other agreement between the parties, regardless of whether such balances to be offset arise from premiums, losses or otherwise, and regardless of the capacity of the party, whether as assuming reinsurer and/or cedant, whether as parent, subsidiary, of affiliated party are deemed mutual debts or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid. This provision shall not be affected by the insolvency of any party to this Agreement.

DEFINITIONS:       "Accepted  Market  Value" of  Qualified  Securities  shall be determined by the Reinsurer in its sole discretion. Should the Companies disagree with the Reinsurer's determination of Accepted Market Value for any security presented by the Companies for consideration as a Qualified Security, the Companies shall have the option to liquidate that security at the Companies' expense and the liquidated cash value shall be included in the cash consideration to be paid.

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                   "Benchmark Hedges" shall mean any commonly used investment instrument or derivative instrument used specifically to extend or reduce the duration of, or manage the credit risk of, the Benchmark Investment Portfolio in order to more closely match the anticipated future Net Subject Premium less Ultimate Net Loss hereunder.

                   "Benchmark Investment Portfolio" shall mean the notional investment portfolio consisting of publicly available indices, which will, in the aggregate:

                    (a) approximately cash match the future Net Subject Premium less Ultimate Net Loss hereunder; and

                    (b) have an average credit quality of AA/Aa2 by Standard and Poors/Moody's.

                   "Experience Account Investment Income" for any period shall be equal to the total return for that period on the Benchmark Investment Portfolio, as described below, plus or minus (as the case may be) any gains or losses on hedges used by the Reinsurer in its reasonable discretion to manage its investment and other risks associated with this Agreement during that period (hereinafter "Benchmark Hedges"), less 20 basis points per annum on the average Experience Account balance for the period.

                   The Benchmark Investment Portfolio and Benchmark Hedges shall be adjusted at least once annually, more often if deemed necessary by the Reinsurer, such that conditions (a) and (b) above are met. To the extent that public indices are not available (including at the durations of the Net Liability), the Reinsurer may use alternatives which, in its sole discretion, would replicate a reasonable asset-liability matching investment strategy for the Subject Business.

                   "ECO Loss" shall mean all actual, potential, or threatened loss or liability of the Company, of any form or nature whatsoever, whether in contract, tort, or otherwise, that arises out of or in any way relates to any conduct or inaction of the Company or anyone acting on behalf of the Company (whether by actual or apparent authority of the Company) under or relating to the Subject Business (including, loss or liability arising because of the failure by the Company to settle within the limit of any Policy, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement), other than (a) allocated loss adjustment expenses and (b) benefits or liability under the Policies in accordance with their strict terms. For the avoidance of doubt, ECO Loss includes (x) amounts paid in settlement of claims that seek or purport to assert liability of the Company for amounts that, if such claim were proved, would be ECO Loss and (y) all costs, charges, and expenses, including without limitation attorneys' fees, of the Company in defending any such claim.

                   "Insolvency Event" shall mean with respect to either Company,

                    (a) a winding up petition is presented against the Company, a provisional liquidator is appointed in respect of the Company, the Company is placed into administration, administrative receivership, rehabilitation, liquidation, conservatorship, receivership, (or the like), in relation to all or any part of its affairs or any other similar or equivalent event under the law of any competent jurisdiction in the United States; or

                    (b) the Company becomes subject to any other similar insolvency process (whether under the laws of any competent jurisdiction in the United States or elsewhere);

                    (c) the Company is unable to pay its debts as and when they fall due in accordance with the terms of the debt obligations; or

                    (d) a department of insurance or commissioner thereof having jurisdiction over the Company determines that the Company is statutorily insolvent, financially impaired, has failed to cure a deficiency with the time prescribed, has failed to comply with an order of such department of insurance or commissioner thereof, or otherwise determines that grounds exist for conservation, rehabilitation or liquidation of the Company under applicable insurance statutes.

                   "Material Breach Event" shall have the meaning given to it in paragraph 4 of the Required Premium Rate Increases Covenant.

                   "Net Liability" shall mean the Net Subject Premium less Ultimate Net Loss.

                   "Net Premiums" shall mean gross premiums written (including waived premiums) less return premiums, less premiums for reinsurance which would inure to the benefit of the Reinsurer under this Agreement (whether or not such reinsurance is collectible), plus expense allowances received under any such reinsurance.

                   "Net Subject Premiums" shall mean Net Premiums less the Reinsurance Allowance less Federal Excise Tax.

                   "Penn Treaty COLI Investments" shall mean the life insurance policies issued by American General Insurance Company and held by the Companies as listed in Appendix C.

                   "Qualified Securities" shall mean securities that are acceptable to the Reinsurer in its sole discretion as part of the Initial Premium.

                   "Rate Adjusted Net Premium" shall mean the Net Premium that would have been charged to the Company's policyholders had the Company filed for and been granted Required Premium Rate Increases. The parties agree that for the purposes of determining the Rate Adjusted Net Premium, the Company shall be deemed to have been granted rate increases in respect of any Required Premium Rate Increase filing on the 180th day subsequent to the Mandatory Filing Date (hereinafter defined).

                   "Regulatory Risk Event" shall have the meaning given to it in paragraph 2 of the Regulatory Risk Covenant.

                   "Required Premium Rate Increases" shall mean the rate increases that would be, or then have been, as the case may be, granted to the Companies had they filed for and been granted rate increases in a manner consistent with the Required Premium Rate Increase Covenant of this Agreement.

                   "Ultimate Net Loss" shall mean the actual benefit or loss (including waived premiums on benefits or loss incurred on or after the Effective Date, but excluding all loss adjustment expenses) paid or settled by or on behalf of the Company on Subject Business after the Effective Date on its net retained liability after making deductions for all recoveries, subrogations and all inuring reinsurance whether or not collectible. Ultimate Net Loss shall not include any amount paid or settled by or on behalf of the Company for any ECO Loss.

COVENANTS:         Including, but not limited to:

                   Policy Forms: Each of the Companies covenants and agrees that it shall not effect any material amendment, modification or other change, in the terms, coverages, conditions, limitations or exclusions in any of the Policies or in any Policy form issued in connection with the Subject Business, without the prior written consent of the Reinsurer, which consent can be granted or withheld in Reinsurer's sole discretion, for any reason or no reason, except however, for any such change that is explicitly provided for by applicable law or insurance regulation. If the Company has effected any prohibited material amendment, modification or other change to any of the Policies without first securing the Reinsurer's consent, the reinsurance provided under this Agreement, and the Reinsurer's liability with respect thereto, will cover Ultimate Net Loss arising from such Policies determined as if such change had not been made.

                   Claims Handling:

                   1. The Companies covenant and agree that (a) their claims administration practices and procedures (i) shall not materially deviate from "agreed and Best Practice" claims administration practices and procedures (as such term is commonly understood in the industry) and (ii) shall be maintained, at a minimum, at no less of a level of performance than were in place on the Effective Date. Failure to comply with this covenant shall constitute a material breach of the Agreement, and (b) Reinsurer or its designee shall have the right to audit and inspect the Companies' claims administration practices and procedures from time to time as Reinsurer may deem desirable, including, but not limited to, regular and open access to the Companies' books, records, systems and personnel.

                   2. Reinsurer's remedies in the event of such material breach shall include, but not be limited to (i) the right to take control of claims administration and/or the right to replace either or both of the Companies as claims administrator with a substitute claims administrator of the Reinsurer's choosing at the Companies' sole expense and/or the right to institute an oversight process of the Companies as claims administrator at the Companies' sole expense, and (ii) an automatic adjustment to the reinsurance provided under this Agreement, and the Reinsurer's liability with respect thereto, such that this Agreement will cover Ultimate Net Loss arising from such Policies determined as if such deviation did not occur and such level of performance had been maintained.

                   3. In furtherance and not in limitation of the foregoing paragraphs 1 and 2, the Final Wording documenting this Agreement shall outline in explicit detail: such "agreed and Best Practice" claims administration practices and procedures; the expected standards of claims administration performance; Reinsurer's audit and inspection rights of the foregoing (including without limitation regular and open access to the Companies' books, records, systems and personnel); and the circumstances under which Reinsurer shall be permitted to assert control of claims administration and/or substitute a claims administrator of the Reinsurer's choosing in lieu of the Companies and/or institute oversight of the Companies as claims administrator. The Reinsurer shall have the right in its reasonable discretion to set the standards to implement the foregoing.

                   4. The Companies shall cooperate fully with the Reinsurer in all reasonable respects in furtherance of the covenants and commitments outlined in this Claims Handling provision. The Reinsurer shall be entitled to injunctive relief to enforce any of the foregoing obligations of the Companies and all Reinsurer's remedies with respect thereto.

                   Regulatory Risk:

                   1.       The Companies represent and warrant that:

                            (i) at the Effective Date, each of their long-term care Policy forms is a guaranteed renewable accident and health policy form, and as such are eligible for actuarially supported premium rate increases (which may arise, among other reasons, from adverse deviation in actual claims experience or from changes in future expected claims experience) under statutory practices and procedures in all jurisdictions in which the Companies are licensed to conduct business; and

                            (ii) they have been successful in obtaining premium rate increases historically, and have not been subjected to significant risk arising from (i) regulatory action that is inconsistent with established statutory practices and procedures or
                            (ii) legislation that has prevented their ability to obtain all or the majority of their requested premium rate increases.

                   2. "Regulatory Risk Event" shall mean the failure to obtain a Required Premium Rate Increase as a result of any matter beyond the reasonable control of the Companies, including any changes in applicable statute, law, rule, regulation, governmental practice, policy and procedure, NAIC-adopted model law, or regulatory action or inaction, affecting the Companies' Policies, products or rates.

                   3. Whenever a Regulatory Risk Event occurs, a reduction shall be made to the Reinsurer's Aggregate Limit Of Liability under this Agreement and will be calculated as a reduction to the ILA, in that the ILA shall be reduced by the sum of all Limit Amount Deductions, notwithstanding the initial value of the ILA as defined herein. The Limit Amount Deduction for any calendar year (or any part thereof) shall be equal to 50% of the difference of the Rate Adjusted Net Premium for that year (or part thereof) less Net Premium for that year (or part thereof), discounted from the middle of that year (if a full calendar year, or the middle of such shorter period of time, if less than a full calendar year) back to December 31, 2001 at an effective annual interest rate of 4.5%. The sum of all Limit Amount Deductions shall not exceed the ILA.

                   Required Premium Rate Increases:

                   1. The Companies shall use best efforts in good faith to file and obtain approval for increases in premium rates on the Subject Business to maintain the prospective loss ratio (based upon revised expected experience) for the Subject Business at the level approved by the relevant regulatory authorities in the most recent, prior to the Effective Date, filing of the relevant policy form. In furtherance of this obligation to file and obtain approval for premium rate increases, in order to assure the Companies' regular review of the performance of the Subject Business, the Companies further covenant and agree that they shall conduct an analysis of the Subject Business to ascertain its loss ratio no less than once every six (6) months, which analysis shall be conducted over the course of no more than thirty (30) days and subject to audit by the Reinsurer in accordance with the audit and inspection provisions of this Agreement. In the event that any such analysis indicates that the Companies would be required to file and obtain approval for premium rate increases to maintain the prospective loss ratio for the Subject Business, the Companies shall submit any such required premium rate increase filing no later than thirty
                   (30) days following such determination (to wit, no more than sixty (60) days following the commencement of any such review) (the "Mandatory Filing Date", and if no such review is conducted or commenced (whether or not in violation of this Agreement) the "Mandatory Filing Date" shall be deemed to be the sixtieth (60th) day following the end of such six
                   (6) month period), and shall use their best efforts to secure approval of said filing. Failure to comply with this covenant shall constitute a material breach of the Agreement.

                   2. Obligatory Rate Increases.

                    (a) In furtherance and not in limitation of the foregoing paragraph, the Companies shall be obligated to file for increases in premium rates on the Subject Business in each jurisdiction, if at any time, the Company or the Reinsurer has reason to believe that future morbidity experience is likely to be worse than projected at the Effective Date or at the date of the most recent premium rate increase, if later, and that such deterioration in expected morbidity would justify an increase in premium rates of 5% or more if filed by the Company. In furtherance of this obligation to file for premium rate increases, in order to assure the Companies' regular review of the future morbidity experience of the Subject Business, the Companies further covenant and agree that they shall conduct an analysis of the Subject Business to ascertain the future morbidity experience no less than once annually prior to March 31 of each year for the calendar year ending on the immediately preceding December 31, which analysis shall be conducted over the course of no more than thirty (30) days and subject to audit by the Reinsurer in accordance with the audit and inspection provisions of this Agreement. In the event that any such analysis indicates that the Companies would be required to file for premium rate increases, the Companies shall effect any such filing no later than the Mandatory Filing Date, and shall use their best efforts to secure approval of said filing.

                    (b) The parties agree that they shall be deemed to have a "reason to believe" that future morbidity experience is likely to be worse than projected at the Effective Date or at the date of the most recent premium rate increase, and that such deterioration in expected morbidity would justify an increase in premium rates of 5% or more if filed by the Company if, at the end of any calendar year the ratio of (i) divided by (ii) is greater than 105%, where

                         (i) is the actual paid claims on new claims incurred since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, plus the claim reserve at the end of that calendar year in respect of claims since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, calculated in accordance with the US GAAP actuarial reserve basis at the end of the calendar year, and

                         (ii) is the expected paid claims on new claims expected
                              to be incurred since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, plus the claim reserve at the end of that calendar year in respect of claims incurred since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, calculated in accordance with the US GAAP actuarial reserve basis at the Effective Date or at the end of the calendar year date of the most recent premium rate increase, if later.

                    (c) The amount of the rate increase requested by the Company under the Obligatory Rate Increase shall not be less than the rate increase which would, if approved, project the prospective loss ratio of the Subject Business to be the prospective loss ratio shown in the most recent premium rate increase filings, or in the original filing of the relevant policy form if no previous rate increase has taken place.

                   3. If the Companies fail to comply with their obligations under the immediately preceding paragraph 2, Obligatory Rate Increases, then it shall be deemed in all cases to constitute a material breach of the covenant set forth in paragraph 1.

                   4. A "Material Breach Event" shall mean the failure to obtain Required Premium Rate Increases for any reason or no reason, including but not limited to a breach by the Companies of their obligation under the immediately preceding paragraphs 1 and 2; provided however, that a Material Breach Event shall not include the failure to obtain Required Premium Rate Increases as a result of a Regulatory Risk Event.

                   5. Whenever a Material Breach Event occurs, in addition to any other remedy available to Reinsurer in law or in equity, a reduction shall be made to the Reinsurer's Aggregate Limit Of Liability under this Agreement and will be calculated as a reduction to the ILA, in that the ILA shall be reduced by the sum of all Limit Amount Deductions, notwithstanding the initial value of the ILA as defined herein. The Limit Amount Deduction for any calendar year (or any part thereof) shall be equal to 50% of the difference of the Rate Adjusted Net Premium for that year (or part thereof) less Net Premium for that year (or part thereof), discounted from the middle of that year (if a full calendar year, or the middle of such shorter period of time, if less than a full calendar year) back to December 31, 2001 at an effective annual interest rate of 4.5%. The sum of all Limit Amount Deductions shall not exceed the ILA.

                   6. All determinations affecting whether to seek increases in premium rates, or the amount of such increases, shall be based on actuarial assumptions ultimately agreed upon by the Reinsurer and the Companies. Any dispute regarding actuarial assumptions shall be resolved in accordance with the Arbitration provision. For the avoidance of any doubt, any resolution of such Arbitration in favour of the Reinsurer with regard to actuarial assumptions underlying any filing pursuant to this Required Premium Rate Increase Covenant, shall obligate the Companies to file for premium rate increases in accordance with this Required Premium Rate Increase Covenant.

                   Notice of Regulatory Action: The Companies covenant and agree to notify the Reinsurer within twenty-four (24) hours after either Company receives notice of any regulatory action, order, proceeding, or planned or threatened regulatory intervention or oversight by any regulatory agency having jurisdiction over either Company in connection with such Company's financial condition, including, but not limited to, any notice of impairment, corrective order, risk based capital deficiency, or other similar threatened regulatory action. The Companies covenant and agree to send written notice to the Reinsurer, and to the extent allowed by applicable law, copies of any documentation received from the applicable regulatory agency in connection with the regulatory action intervention or oversight. The Companies also covenant and agree to provide the Reinsurer with such financial information as the Reinsurer may request from time to time.

REINSURER'S RIGHT
OF ASSOCIATION:    As a condition  precedent to the payment by the Reinsurer of any Ultimate Net Loss arising under this Agreement:

                    (a) at any time, and from time to time, the Reinsurer may investigate any claim or claims arising under any Policy and may interpose, at the Reinsurer's own expense, in any claim adjudication, suit or proceeding, including but not limited to, any proceeding where the claim is to be adjudicated, any defences that it may deem available to the Company or its statutory receiver, conservator, liquidator, rehabilitator (or the like); and

                    (b) the Company or its statutory receiver, conservator, liquidator, rehabilitator (or the like), will afford the Reinsurer the opportunity to be associated with the Company in the manner set forth in the immediately preceding subparagraph (a), at the Reinsurer's own expense, and shall cooperate with the Reinsurer in all respects in the investigation and defence of such claim or claims.

COMMON
UNDERSTANDING:     The Companies and the Reinsurer hereby acknowledge and agree that this Agreement has been negotiated and entered into in good faith and at arms length. The Companies and the Reinsurer hereby acknowledge and agree that the terms and conditions of this Agreement are fair and reasonable under the circumstances.

UTMOST GOOD
FAITH: The performance of obligations by each of the Companies on the one hand, and the Reinsurer on the other hand, arising under or related to this Agreement shall be in accordance with utmost good faith and fair dealing.

ADDITIONAL
REPRESENTATIONS
AND WARRANTIES:    Without in any way limiting the application of Utmost Good
                   Faith, the Companies each further represents and warrants as follows:

                    (a) all of the policy forms and riders issued as the Policies referenced in Appendix A are in material compliance with all applicable regulations and laws;

                    (b) each of the Policies was written on a Policy form that complies with regulatory requirements in the state of issue;

                    (c) the Companies have provided a listing prior to the Closing Date of all market conduct examinations conducted within the last ten (10) years by any regulatory authority having jurisdiction over each Company, and copies of the reports thereon. No material limitation or restriction has been imposed upon either Companies' operations arising out of or related to any policy administration or claims handling practices;

                    (d) neither Company is currently subject to any regulatory action, order or proceeding, and its senior management, officers and directors are not aware of any threatened regulatory action, order or proceeding relating to either Company's financial condition, except as expressly set forth and described in Appendix B;

                    (e) this Agreement constitutes the legal, valid and binding obligation of the Companies and PTAC enforceable in all respects in accordance with its terms; and

                    (f) the appropriate regulatory agencies having authority over the Companies and the subject matter of this Agreement have reviewed and approved this Agreement in accordance with applicable law.

INDEMNIFICATION:   The Companies, and PTAC on behalf of the Companies, agree to indemnify and hold harmless, jointly and severally to the fullest extent permitted by law, the Reinsurer for any and all loss, cost and expense (including reasonable attorneys fees) resulting from each and every material breach of the covenants, representations, warranties and terms set forth in this Agreement.

INSOLVENCY:        The reinsurance provided by this Agreement and each and every reinsurance  agreement  hereafter entered into by and between
                   the  parties   hereto  shall  be  payable  by  the  Reinsurer
                   directly to the respective Company or to their respective liquidator, receiver or statutory successor on the basis of liability of such Company under the contract or contracts reinsured without diminution or increase because of the insolvency of such Companies.

                   Upon the occurrence of an Insolvency Event in respect of a Company, the liquidator, receiver or statutory successor of such Company shall give written notice of the pendency of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company, its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of the defenses undertaken by the Reinsurer.

                   The reinsurance shall be payable as provided herein, except as otherwise provided in law, or except (a) where the contract specifically provides another payee of such reinsurance upon the occurrence of an Insolvency Event in respect of a Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

GENERAL
CONDITIONS:        Access to Records (broad audit and inspection)
                   Administration  (except as provided  hereunder,  Companies to provide all servicing of policies)
                   Amendments and Alterations
                   Arbitration (ARIAS) (disputes specifically relating
                       to actuarial assumptions must take into consideration the opinion of a nationally recognised actuarial firm acceptable to both the Reinsurer on the one hand, and the Companies on the other hand)
                   Assignment
                   Choice of Law (New York)
                   Currency (U.S.$)
                   Errors and Omissions (inadvertent)
                   Federal Excise Tax (Company responsible for tax on Initial
                       Premium, but shall be entitled to withhold for tax on subsequent Reinsurance Premiums)
                   Finder fee (to be paid by Reinsurer  to Finder;  such payment to be subtracted from the Experience Account)
                   Insolvency Fund Exclusion
                   Integration
                   No Third Party Rights
                   No Implied Waiver
                   No  program of internal replacement without the explicit
                       consent of and in sole discretion of Reinsurer (lapse and adverse selection protection)
                   Notice
                   Other reinsurances (to be maintained and to inure to benefit of Reinsurer, except financial reinsurance to be commuted; all such reinsurance shall inure to the benefit of the Reinsurer under this Agreement whether or not such reinsurance is collectible).
                   Report and Remittances (monthly in arrears)
                   Service of Suit
                   Severability (reformation)
                   Others

EXCLUSIONS:        ECO Loss
                   War
                   Terrorism
                   Nuclear
                   Other to be agreed.


                  [remainder of page left blank intentionally]

FINAL WORDING:  To be agreed.


IN WITNESS WHEREOF, the Parties have hereunto set their hand as of the day and year first above written.

 Centre Solutions (Bermuda) Limited        Penn Treaty American Corporation



 By:                                       By:
    --------------------------                ----------------------------------
 Name:  Michael Crow                       Name:
 Title: Vice President                     Title:

                                           Penn Treaty Network America Insurance
                                           Company


                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:

                                           American Network Insurance Company


                                           By:
                                              ----------------------------------
                                           Name:
                                           Title:

Appendix A - List of Policies

All Policies of individual Long Term Care insurance listed in the CD-ROM delivered to the Reinsurer and the Company by Tillinghast Towers Perrin under cover of their letter dated February 14, 2002.

Appendix B - Details of Regulatory Action against the Companies currently underway


1. The Companies have been required to file a Corrective Action Plan in Pennsylvania.


2. A letter from the Companies has been filed in the following states committing to the suspension of new business writing in the relevant state until December 15, 2001. No further approval from the relevant state is required in respect of this voluntary suspension.

     Alabama                     Massachusetts              Oregon
     Delaware                    Minnesota                  Rhode Island
     Hawaii                      Mississippi                South Dakota
     Indiana                     Montana                    Utah
     Iowa                        Nebraska                   Washington
     Louisiana                   Nevada                     West Virginia
     Maine                       North Dakota               Wyoming


3. A letter from the Companies has been filed in the following states committing to the suspension of new business writing in the relevant state until December 15, 2001. Insurance Commissioner approval from the relevant state is required to resume sales of new policies.

     Arizona                     Kentucky                   Pennsylvania
     California                  Maryland                   Tennessee
     Colorado                    Michigan                   Virginia
     Florida                     New Jersey                 Vermont
     Kansas                      Ohio                       Wisconsin


4. A suspension order has been issued by the Insurance Commissioner in the following states:

     Arkansas                    Idaho                      North Carolina
     Arizona                     Illinois                   Oklahoma
     Connecticut                 Missouri                   South Carolina
     District of Columbia        New Hampshire              Texas
     Georgia                     New Mexico

Appendix C - Penn Treaty COLI Investments

All 335 policies issued to the Companies by American General Life Insurance Company under Group Flexible Premium Variable Life Insurance Policy Number CML0000015, with an agreed value of $54,478,424 as at December 31, 2001.